                                                                   EXHIBIT 10.15

                       MONITORING AND OVERSIGHT AGREEMENT


         THIS MONITORING AND OVERSIGHT AGREEMENT (this "Agreement") is made and entered into effective as of February 27, 1997, among Cooperative Computing Holding Company, Inc. (formerly named Cooperative Computing, Inc.), a Texas corporation (together with its successors, "Holdings"), Cooperative Computing, Inc. (formerly named Triad Systems Corporation), a Delaware corporation (together with its successors, the "Company"), and Hicks, Muse & Co. Partners, L.P., a Texas limited partnership (together with its successors, "HMCo").

         1. Retention. Holdings and the Company hereby acknowledge that they have retained HMCo, and HMCo acknowledges that, subject to reasonable advance notice in order to accommodate scheduling, HMCo will provide financial oversight and monitoring services to Holdings and the Company as requested by the board of directors of Holdings during the term of this Agreement.

         2. Term. The term of this Agreement shall continue until the earlier to occur of (i) the tenth anniversary of the date hereof or (ii) the later to occur of (a) the date on which Hicks, Muse, Tate & Furst Equity Fund III, L.P. ("HMTF") and its affiliates no longer own beneficially, directly or indirectly, at least 10% of the issued and outstanding shares of common stock of Holdings and (b) the date on which HMTF and its affiliates no longer own beneficially, directly or indirectly, shares of common stock or other securities of Holdings or Holding's successors with an aggregate value at least $1,000,000.

         3.      Compensation.

                 (a) As compensation for HMCo's services to Holdings and the Company under this Agreement, Holdings and the Company hereby irrevocably agree to pay to HMCo, and Holdings agrees to cause the Company to pay, an annual fee (the "Monitoring Fee") of $350,000 (the "Base Fee"), subject to adjustment pursuant to paragraphs (b) and (c) below and prorated on a daily basis for any partial calendar year during the term of this Agreement. The Monitoring Fee shall be payable in equal quarterly installments on each January 1, April 1, July 1 and October 1 during the term of this Agreement (each a "Payment Date"), beginning with the first Payment Date following the date hereof. All payments shall be made by wire transfer of immediately available funds to the account described on Exhibit A hereto (or such other account as HMCo may hereafter designate in writing).

                 (b) On January 1 of each calendar year during the term of this Agreement, the Monitoring Fee shall be adjusted to an amount equal to (i) the sum of (A) the Monitoring Fee in effect at the beginning of the immediately preceding calendar year plus (B) the aggregate amount of all Acquisition Increments (as defined below) with respect to such immediately preceding calendar year, multiplied by (ii) the percentage increase in the Consumer Price Index during the immediately preceding calendar year; provided, however, that in no event shall the annual Monitoring Fee be less than the Base Fee.

                 (c) On each occasion that the Company or any of its subsidiaries shall acquire another entity or business (a "Target") during the term of this Agreement, the Monitoring Fee for the remainder of the calendar year in which such acquisition occurs shall be increased by an amount equal to
(i) (A) the consolidated annual net sales of the Target and its subsidiaries for the trailing twelve-month period multiplied by (B) 0.2% (such multiple being an "Acquisition Increment"), multiplied by (ii) the quotient obtained by dividing (A) the number of days remaining in such calendar year by (B) 365 or 366, as applicable.

                 (d) All past due payments in respect of the Monitoring Fee shall bear interest at the lesser of the highest rate of interest which may be charged under applicable law or the prime commercial lending rate per annum of The Chase Manhattan Bank or its successors (which rate is a reference rate and is not necessarily its lowest or best rate of interest actually charged to any customer) (the "Prime Rate") as in effect from time to time, plus five percent (5%), from the due date of such payment to and including the date on which payment is made to HMCo in full, including such interest accrued thereon.

         4. Reimbursement of Expenses. In addition to the compensation to be paid pursuant to Section 3 hereof, Holdings and the Company agree to pay or reimburse HMCo for all "Reimbursable Expenses," which shall consist of (i) all reasonable disbursement and out-of-pocket expenses (including without limitation, costs of travel, postage, deliveries, communications, etc.) incurred by HMCo or its affiliates for the account of Holdings or the Company or in connection with the performance by HMCo of the services contemplated by
Section 1 hereof and (ii) Holdings' Pro Rata Share of Allocable Expenditures as defined in Exhibit B hereto. Promptly (but not more than 10 days) after request by or notice from HMCo, Holdings and the Company shall, and Holdings shall cause the Company to, pay HMCo, by wire transfer of immediately available funds to the account described on Exhibit A hereto (or such other account as

HMCo may hereafter designate in writing), the Reimbursable Expenses for which HMCo has provided Holdings and the Company invoices or reasonably detailed descriptions. All past due payments in respect of the Reimbursable Expenses shall bear interest at the lesser of the highest rate of interest which may be charged under applicable law or the Prime Rate plus 5% from the Payment Date to and including the date on which such Reimbursable Expenses plus accrued interest thereon are fully paid to HMCo.

         5. Indemnification. Holdings and the Company jointly and severally shall indemnify and hold harmless each of HMCo, its affiliates, and their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees (HMCo, its affiliates, and such other specified persons being collectively referred to as "Indemnified Persons," and individually as an "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those arising out of an Indemnified Person's negligence and reasonable fees and disbursements of the respective Indemnified Person's counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by Holdings and/or the Company or (ii) actions taken or omitted to be taken by an Indemnified Person with Holdings' or the Company's consent or in conformity with Holdings' or the Company's instructions or Holdings' or the Company's actions or omissions or (B) are otherwise related to or arise out of HMCo's engagement, and will reimburse each Indemnified Person for all costs and expenses, including reasonable fees and disbursements of any Indemnified Person's counsel, as they are incurred, in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with HMCo's acting pursuant to HMCo's engagement, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. Neither Holdings nor the Company will, however, be responsible for any claims, liabilities, losses, damages or expenses pursuant to clause (B) of the preceding sentence that have resulted primarily from HMCo's bad faith, gross negligence or willful misconduct. Holdings and the Company also agree that neither HMCo nor any other Indemnified Person shall have any liability to Holdings or the Company for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages or expenses incurred by Holdings and/or the Company that have resulted primarily from HMCo's bad faith, gross negligence or willful misconduct. Holdings and the Company further agree that neither of them will, without the prior written consent of HMCo, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of HMCo and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. HOLDINGS AND THE COMPANY HEREBY ACKNOWLEDGE THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF HMCO OR ANY OTHER INDEMNIFIED PERSON.

         The foregoing right to indemnity shall be in addition to any rights that HMCo and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. Holdings and the Company hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought against HMCo or any other Indemnified Person.

         It is understood that, in connection with HMCo engagement, HMCo may also be engaged to act for Holdings and/or the Company in one or more additional capacities, and that the terms of this engagement or any such additional engagement(s) may be embodied in one or more separate written agreements. This indemnification shall apply to the engagement specified in the first paragraph hereof as well as to any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

         Holdings and the Company further understand and agree that if HMCo is asked to furnish Holdings and/or the Company a financial opinion letter or act for Holdings and/or the Company in any other formal capacity, such further action may be subject to a separate agreement containing provisions and terms to be mutually agreed upon.

         6. Confidential Information. In connection with the performance of the services hereunder, HMCo agrees not to divulge any confidential information, secret processes or trade secrets disclosed by Holdings or the Company or any of their respective subsidiaries to it solely in its capacity as a financial advisor, unless Holdings and the Company consent to the divulging thereof or such information, secret processes or trade secrets are publicly available or otherwise available to HMCo without restriction or breach of any confidentiality agreement or unless required by any governmental authority or in response to any valid legal process.

         7. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas, excluding any choice-of-law provisions thereof.

         8. Assignment. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (other than with respect to the rights and obligations of HMCo, which may be assigned to any one or more of its principals or affiliates) by any of the parties without the prior written consent of the other parties.

         9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

         10. Other Understandings. All discussions, understanding and agreements heretofore made between any of the parties hereto with respect to the subject matter hereof are merged in this Agreement, which alone fully and completely expresses the Agreement of the parties hereto. All calculations of the Monitoring Fee and Reimbursable Expenses shall be made by HMCo and, in the absence of mathematical error, shall be final and conclusive.

         11. Notice of Indemnity Provisions. THIS AGREEMENT CONTAINS INDEMNIFICATION PROVISIONS IN PARAGRAPH 5, NOTICE OF WHICH IS HEREBY GIVEN.


              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                       HICKS, MUSE & CO. PARTNERS, L.P.

                                       By: HM PARTNERS INC.,
                                           its General Partner



                                           By: /s/ LAWRENCE D. STUART, JR.
                                               ---------------------------------
                                               Name: Lawrence D. Stuart, Jr.
                                               Title:Managing Director




                                       COOPERATIVE COMPUTING, INC.



                                       By: /s/ GLENN E. STAATS
                                           -------------------------------------
                                           Name: Glenn E. Staats
                                           Title:President




                                       COOPERATIVE COMPUTING HOLDING
                                       COMPANY, INC.



                                       By: /s/ GLENN E. STAATS
                                           -------------------------------------
                                           Name: Glenn E. Staats
                                           Title:President




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